Exhibit 10.4

OFFICE DEPOT, INC.

CORPORATE ANNUAL BONUS PLAN

Section 1

Purpose and Effective Date

The purpose of the Plan is to provide annual incentive compensation to select employees of the Employer Group who make substantial contributions to the success of the Company’s business, to provide a means for eligible employees to participate in this success, and to assist in attracting and retaining the highest quality individuals to key positions. The Plan shall apply to annual incentive awards granted on or after June 19, 2015.

Section 2

Definitions

The following terms, when written in this Plan with initial capital letters, shall have the respective meanings set forth below (unless the context indicates otherwise).

(a)	“Award” means the amount authorized for payment to a Participant in connection with the achievement of one or more Performance Targets or upon satisfaction of such other conditions that the Committee may establish. An Award may be either a Qualified Performance-Based Award or a General Award.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time. All citations to Sections of the Code are to such Sections as they are currently designated and any reference to such Sections shall include the provisions thereof as they may from time to time be amended or renumbered as well as any successor provisions and any applicable regulations.

(d)	“Committee” means the Compensation Committee of the Board, as the same from time to time may be constituted, or any other committee designated by the Board to have responsibility for administering all or a part of this Plan.

(e)	“Company” means Office Depot, Inc. and its successors and assigns.

(f)	“Employee” means any employee of any member of the Employer Group.

(g)	“Employer” means the member of the Employer Group by whom the Participant is employed at the time in question.

(h)	“Employer Group” means the Company and its direct and indirect subsidiaries.

(i)	“Exception” means the performance-based compensation exception to the deductibility limitation of Code Section 162(m).

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time. All citations to Sections of the Exchange Act are to such Sections as they are currently designated and any reference to such Sections shall include the provisions thereof as they may from time to time be amended or renumbered as well as any successor provisions and any applicable regulations.

(k)	“General Award” means an Award that is not a Qualified Performance-Based Award.

(l)	“Measurement Period” means, generally, the Company’s fiscal year. However, the Committee may, at the time a Performance Target is established, specify a different period over which performance shall be measured against such Performance Target.

(m)	“Negative Discretion” means the absolute and unrestricted discretion that the Committee may exercise to reduce, but not increase, the amount of an Award that otherwise would be payable to a Participant in connection with the attainment of a Performance Target under an Award for any reason, including but not limited to the Committee’s determination that the Performance Target has become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, or unsatisfactory performance of the Participant. It is expressly permissible to reduce the amount otherwise payable to zero.

(n)	“Participant” means any Employee whom the Committee designates as eligible for an Award under Section 3.

(o)	“Performance Target” means one or more specified performance goals that are used in determining (i) whether to make an Award to a Participant, or (ii) the amount of any Award, as described in Section 5.

(p)	“Plan” means this Office Depot, Inc. Corporate Annual Bonus Plan, as it may be amended from time to time.

(q)	“Qualified Performance-Based Award” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements of the Exception.

(r)	“Section 409A” means Code Section 409A and the Treasury rulings and regulations thereunder.

(s)	“Treasury” means the United States Department of the Treasury.

Section 3

Eligibility

The Committee shall determine, from time to time, those Employees who are eligible to be granted Awards for a Measurement Period pursuant to Section 5 below, thereby causing them to become Participants. The Committee shall determine whether an Employee is selected as a Participant separately for each Measurement Period. Accordingly, an Employee who is a Participant for one Measurement Period may be excluded from Participant status with respect to any other Measurement Period.

Section 4

Administration of Plan

(a)	This Plan shall be administered by the Committee. Each member of the Committee shall be both a member of the Board and shall satisfy the “outside director” (or any similar successor requirements) of Code Section 162(m). The Committee shall have full power, discretion and authority to (i) construe and interpret the Plan (including any part thereof and the terms employed in the Plan), and (ii) make, amend and rescind such rules and regulations for the administration of the Plan as it deems advisable. Any determination by the Committee in administering, interpreting or construing the Plan in accordance with this Section shall be final, conclusive and binding upon all persons for all purposes. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may deem appropriate, provided that the Committee shall not delegate its responsibilities with respect to an opportunity to receive a Qualified Performance-Based Award to the extent such delegation would cause such Award to fail to satisfy the requirements of the Exception.

(b)	The Committee’s decisions and determinations under the Plan, and with respect to any Award opportunity or Award, need not be uniform and may be made selectively among Award opportunities, Awards or Participants, whether or not such opportunities or Awards are similar or whether the Participants are similarly situated.

(c)	The Committee may employ such legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, consultants and agents as the Committee may deem appropriate for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computations received from any such consultant or agent.

(d)	No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.

Section 5

Grant and Payment of Award

(a)	The Committee may assign to an individual who is a Participant for a Measurement Period an Award opportunity that makes it possible for the Participant to receive, upon attainment of any applicable Performance Target and subject to Negative Discretion, an incentive Award for that Measurement Period. The Committee may establish different Award opportunities for different Participants or groups of Participants.

(b)	If the Committee intends to assign an opportunity to receive a Qualified Performance-Based Award, the Committee shall designate the Award opportunity as such in writing at the time the Award opportunity is established. Any such designation is irrevocable. To the extent the Committee does not designate an Award opportunity as an opportunity to receive a Qualified Performance-Based Award at the time the Award opportunity is established, it shall be an opportunity to receive a General Award.

(c)	The maximum aggregate dollar amount of compensation that may be payable to an individual Participant with respect to one or more Qualified Performance-Based Awards granted in any single fiscal year of the Company and having Measurement Period(s) of one fiscal year or less shall be $5 million; provided, however, that if one or more Qualified Performance-Based Awards granted in any single fiscal year of the Company have Measurement Period(s) that span more than one fiscal year of the Company, then the maximum aggregate dollar amount of compensation that may be payable to the Participant with respect to such Qualified Performance-Based Awards shall be $5 million multiplied by the total number of whole or partial fiscal years of the Company spanned by such Measurement Periods.

(d)

If the Committee assigns a Participant an opportunity to receive a Qualified Performance-Based Award, the Committee shall establish at least one Performance Target that is intended to permit the Award to satisfy the Exception with respect to the Qualified Performance-Based Award and shall determine the maximum dollar amount of compensation payable under the Qualified Performance-Based Award for attainment of such Performance Target. The Committee may also establish lower dollar amounts of compensation payable for lower levels of achievement with respect to the Performance Target and may also establish one or more threshold levels of achievement with respect to the Performance Target in order for any compensation to be paid pursuant to the Qualified Performance-Based Award. If none of the threshold levels of achievement with respect to the Performance Target intended to permit the Award to satisfy the Exception are attained, no compensation may be paid pursuant to the Qualified Performance-Based Award. The Committee shall establish in writing the Performance Target intended to permit the Award to satisfy the Exception within the first 90 days of the Measurement Period and at a time when the outcome of the Performance Target is substantially uncertain. Notwithstanding the 90-day deadline specified in the prior sentence, in the event that a Measurement Period (or a Participant’s service during a Measurement Period) is expected to be less than 12 months, the Committee shall establish in writing the Performance Target intended to permit the Award to satisfy the Exception on or before the date when 25% of the Measurement Period (or a Participant’s service during the Measurement Period), as each is scheduled in good faith at the time the goal is established, has elapsed. In addition to specifying the Performance Target intended to permit the Award to satisfy the Exception, the Committee may specify one or more additional Performance Targets, or such other conditions and criteria as it chooses, to guide the exercise of its Negative Discretion and thereby determine the final amount payable to the Participant under the Qualified Performance-Based Award.

(e)	In the case of a Qualified Performance-Based Award, the Performance Target intended to permit the Award to satisfy the Exception shall be stated as levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return; profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge-off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share. All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis.

(f)	If the Committee assigns a Participant an opportunity to receive a General Award, the amount of compensation payable under the General Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. In addition, nothing in the Plan shall be construed as limiting the Committee’s discretion to provide a General Award to a Participant without first assigning an Award opportunity.

(g)	In the case of a General Award, and when selecting targets to guide the exercise of Negative Discretion with respect to a Qualified Performance-Based Award, the Committee may establish one or more Performance Targets that are based on categories of performance that are listed in or are different than those set forth in Section 5(e).

(h)

If the Committee makes the opportunity to receive an Award subject to a Performance Target, the Committee shall adopt or confirm a written definition of that Performance Target at the time the Performance Target is established, provided that the Committee shall have the discretion to forgo such written definition in connection with a General Award. The Performance Target for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the Participant is employed or as some combination of these (as alternatives or otherwise). A Performance Target may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance goal in defining a Performance Target, the Committee shall also specify, in writing, whether one, all or some other number of such goals must be attained in order for the Performance Target to be met.

(i)	For each Award that has been made subject to a Performance Target, within 90 days following the end of each Measurement Period, the Committee shall determine whether the Performance Target for such Measurement Period has been satisfied. A Qualified Performance-Based Award may not be paid out unless and until the Committee has made a final written certification that the Performance Target intended to permit such Award to satisfy the Exception has, in fact, been satisfied. This may be accomplished through approved minutes of the Committee meeting (or by some other form of written certification). In addition, prior to paying out an Award, the Committee shall complete the exercise of its Negative Discretion or shall decide not to apply Negative Discretion. In this regard, the Committee shall determine whether any Performance Target or other conditions or criteria specified to guide the exercise of its Negative Discretion were satisfied and thereby make a final determination with respect to an Award opportunity. Thereafter, the Company shall pay any compensation payable in respect of Awards to Participants in cash or in shares of Common Stock of the Company pursuant to a stockholder-approved compensation plan maintained by the Company or in a combination thereof, as determined by the Committee in its discretion, as soon as reasonably practicable, but no later than the fifteenth day of the third month that begins after the month containing the end of the Measurement Period; provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Employer. If a Performance Target applicable to the opportunity to receive a General Award (but not a Qualified Performance-Based Award) for a Measurement Period is not achieved, the Committee in its sole discretion may pay out all or a portion of that General Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.

(j)

In determining whether any Performance Target has been satisfied, the Committee may exclude any or all extraordinary items and other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer Group, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any Performance Target for a Measurement Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer Group, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine (including adjustments that would result in the Company’s payment of non-deductible compensation under a General Award). In the case of Qualified Performance-Based Awards, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time Performance Targets are required to be established) which exclusions and adjustments the Committee will apply to determine whether a Performance Target has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the Award’s status as a Qualified Performance-Based Award. To the extent that a Performance Target is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the case of a Qualified Performance-Based Award, the Committee’s adjustments as described in the preceding sentence shall apply only to the extent the Committee determines that such adjustments will not adversely affect the Award’s status as a Qualified Performance-Based Award.

(k)	The Committee may establish rules and procedures for cases where employment begins after the start of a Measurement Period, or ends before payment of an Award, to the extent they are consistent with the following:

(i)	Generally, if a Participant terminates employment with the Company prior to the last day of a Measurement Period, any Award opportunity assigned to the Participant for the Measurement Period shall be cancelled and any Award granted to the Participant in respect of that Measurement Period shall be forfeited. However, the Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event of the Participant’s termination of employment in certain circumstances (including, but not limited to, death, disability, retirement or reduction in force). In the Committee’s sole discretion, any such full or prorated Award may be paid under the provisions of this paragraph (i) prior to when the Performance Target is certified (or without regard to whether it is certified), provided that an opportunity to receive a Qualified Performance-Based Award may result in payment of the Award prior to or without certification of the Performance Target only in connection with death, disability, or change in control of the Company.

(ii)	In the case of a Participant who is hired by an Employer after the beginning of a Measurement Period, the Committee may in its discretion designate such newly hired Participant as a Participant for that Measurement Period and may specify that such newly hired Participant’s Award shall be prorated based on the period of time the Participant was an Employee or Participant during the Measurement Period compared to the total duration of the Measurement Period. A newly hired Participant may be granted a Qualified Performance-Based Award only to the extent the Participant’s period of service during the Measurement Period would not cause the Performance Target for such Award to be established later than permitted by Section 5(d).

(iii)	A Participant who is promoted, transferred or otherwise changes positions and who becomes or ceases to be a Participant during the Measurement Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the period of time the individual was a Participant during the Measurement Period compared to the total duration of the Measurement Period. If the individual is a Participant for the entire Measurement Period but has a promotion, demotion, or other job change during the Measurement Period that changes the Participant’s Award opportunity for the Measurement Period, the Participant’s Award will be prorated based on the number of days worked in each position, the eligible earnings in each position, and the Award opportunity applicable to each position. Notwithstanding the foregoing, a promotion or job change cannot (A) increase the amount payable under a Qualified Performance-Based Award, or (B) cause the Performance Target for a Qualified Performance-Based Award to be established after the time required by Section 5(d).

(iv)	A Participant who is on a leave of absence for more than 90 days (consecutive or not) during the Measurement Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the number of days worked during the Measurement Period pursuant to such rules as the Committee may establish. However, in the case of a Qualified Performance-Based Award, this may not result in payment prior to certification of (or without regard to) achievement of the Performance Target that is intended to permit such Award to satisfy the Exception.

(l)

In the event of a change in control of the Company, outstanding Awards will be treated as specified in the Office Depot, Inc. Executive Change in Control Severance Plan, as applicable, with respect to Participants who participate in such plan at the time of the change in control. For other Participants, the Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event of a change in control of the Company. In the Committee’s sole discretion, any such full or prorated Award may be paid under the provisions of this Section 5(l) prior to when the Performance Target is certified (or without regard to whether it is certified).

(m)	Nothing contained in this Section 5 or elsewhere in this Plan shall eliminate, impair or otherwise affect the right of the Employer to terminate or change the employment of any Participant at any time, and a person’s eligibility for an Award shall not be deemed to, and shall not, result in any agreement, expressed or implied, by the Employer to retain the person eligible in any specific position or in its employ for the duration of the Measurement Period applicable to such Award opportunity (or until the payment date of an Award, even if an Award is granted).

Section 6

Miscellaneous

(a)	Neither an Award nor any other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company.

(b)	The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

(c)	The Employer Group shall withhold the amount of applicable Federal, State, or local withholding taxes of any kind required by law to be withheld from payment of each Award.

(d)	The Performance Targets and Awards under the Plan will be administered in a manner intended to qualify payments of Qualified Performance-Based Awards for the Exception, except when the Committee determines such compliance is not necessary or desirable. In the event that changes are made to Code Section 162(m) that permit greater flexibility with respect to Qualified Performance-Based Awards made under the Plan, the Committee may, subject to the requirements of Section 8, made any adjustment it deems appropriate.

(e)

The Company intends for all payments under this Plan to be exempt from Code Section 409A as “short-term deferrals” pursuant to Treasury regulation section 1.409A-1(b)(4). However, to the extent that any payment under this Plan does not qualify for exemption from Section 409A, the Company intends for such payment to comply with the requirements of Section 409A. Accordingly, to the extent applicable, this Plan shall at all times be interpreted and operated in accordance with the requirements of Section 409A. The Company shall take action, or refrain from taking any action, with respect to the payments and benefits under this Plan that is reasonably necessary to comply with Section 409A. To the extent necessary to avoid the imposition of an additional tax under Section 409A, if the Plan provides for the payment of any deferred compensation payable or deliverable under this Plan to a Participant on account of the Participant’s termination of employment, the Plan shall be deemed to: (i) require payment upon the Participant’s “separation from service” within the meaning of Section 409A, and (ii) to delay payment until the earliest date of payment that will result in compliance with the rules of Code Section 409A(a)(2)(B)(i) (regarding the required six-month delay for payments to specified employees upon separation from service within the meaning of

Section 409A). In the event that any payment under the Plan shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

(f)	Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within 90 days of the later of the end of the Measurement Period to which the claim relates or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the claimant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within 90 days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(g)	Payments of Awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Employer Group, unless either (i) such other plan’s definition of compensation expressly includes payments made pursuant the Plan, or (ii) the Board or the Committee determines otherwise.

(h)	Awards under the Plan and amounts paid pursuant to Awards under the Plan shall be subject to the terms of the Company’s recoupment (claw-back) policy as in effect from time to time.

Section 7

Amendment, Suspension or Termination

The Committee may, at any time, amend, suspend or terminate the Plan. No amendments shall become effective unless approved by affirmative vote of the Company’s shareholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Code Section 162(m) or any other rule or regulation. No amendment or termination shall, when taken as a whole, adversely affect the compliance of any Qualified Performance-Based Award with the Exception, unless the written documents related to such action expressly state the intent to do so.

Section 8

Governing Law

The Plan shall be construed and administered in accordance with the laws of the State of Florida.

Section 9

Shareholder Approval

The Plan has been adopted by the Committee on April 27, 2015 subject to the approval of the Company’s shareholders at the 2015 annual shareholders meeting.